UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                               FORM 8-K

           CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                             April 24, 2007
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               Date of Report (date of earliest event reported)


                      TECH/OPS SEVCON, INC.
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      (Exact name of registrant as specified in its charter)


          Delaware                  1-9789             04-2985631
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(State or other jurisdiction of    Commission      (I.R.S. Employer
 incorporation or organization)    File Number     Identification No.)

           155 Northboro Road Southborough, MA 01772
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        (Address of principal executive offices and zip code)

                            (508) 281-5510
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         (Registrant's telephone number, including area code:)


       ------------------------------------------------------
        (Former Name or Former Address, if Changed Since Last Report)



Item 12.   Results of Operations and Financial Condition

On April 24, 2007 the Registrant issued a press release announcing earnings for the second fiscal quarter ended March 31, 2007. A copy of such press release is attached hereto as Exhibit 99 and is incorporated by reference herein in its entirety.



Item 5.02 (c).   Departure of Directors or Certain Officers; Election of
Directors; Appointment of Certain Officers; Compensatory arrangements with Certain Officers.

On April 24, 2007 the Registrant appointed Mr. Paul N. Farquhar, age 45, as Vice President, Treasurer and Principal Accounting Officer. Mr. Farquhar is a British Chartered Accountant and from January 2005 to March 2007 was European Financial Controller for AAF International, a global company providing products for air filtration. From 1997 to January 2005 he was European Finance Director of Haskel International Inc., a world leading manufacturer of hydraulic and pneumatic driven high pressure products, systems and accessories.

Mr Farquhar is employed by the UK subsidiary of the Registrant at an annual salary of 90,000 British Pounds (approximately $180,000). In the event of termination of his employment without cause, he would be entitled to a termination payment of 3 months salary.

On April 24, 2007 Mr. Farquhar was awarded 2,000 shares of restricted stock which will vest on the third business day after the announcement of fiscal 2007 results; provided that they will fully vest upon his death or Disability or upon a Change of Control (as each is defined in the Registrant's Stock Option Plan). If Mr. Farquhar's employment with the Registrant is terminated for any reason other than his death or Disability, any unvested shares will be forfeited and returned to the Registrant, unless the Compensation Committee of the Board of Directors determines otherwise in its discretion.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Tech/Ops Sevcon, Inc.,  Registrant
                                       /s/ Raymond J. Thibault Jr.
                                       Raymond J. Thibault Jr.
                                       Assistant Treasurer